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                                                                   EXHIBIT 10(s)

                             TERMINATION AGREEMENT


                 AGREEMENT, dated as of June 5, 1995, between SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation (the "Company"), and MICHAEL E. PARDUE ("Pardue").

                              W I T N E S S E T H:

                 WHEREAS, Pardue has served the Company in various management capacities since 1978, including service as its Executive Vice President and Chief Operating Officer since September 1988, and has been a director of the Company since 1992;

                 WHEREAS, Pardue has announced his intention to resign his offices and retire as of June 30, 1995;

                 WHEREAS, Pardue is entitled to receive from the Company, (i) after age 60, payments over a period of 15 years under the Company's Executive Salary Continuation Plan and Senior Executive Retirement Plan and (ii) amounts on account of accrued and unused vacation and sick days and for reimbursement of expenses incurred by Pardue in accordance with the Company's expense reimbursement policies, and the Company has determined to pay Pardue a bonus for the Company's 1995 fiscal year and to pay amounts in connection with his non-competition covenant set forth below; and

                 WHEREAS, the Company and Pardue wish to set forth their agreement as to these and certain other matters in connection with the termination of Pardue's employment;

                 NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth herein, the parties agree as follows:

                 1. RESIGNATION AND TERMINATION OF EMPLOYMENT. Effective at the close of business on June 30, 1995 (the "Effective Date"), Pardue's employment with the Company shall terminate and Pardue shall resign from the offices of Executive Vice President and Chief Operating Officer and as a director of the Company, and from all offices and directorships that he holds with any of the Company's subsidiaries or affiliates. Concurrently with the execution of this Agreement, Pardue has delivered to the Company a signed letter of resignation to such effect.

                 2. PAYMENTS. The Company shall make payments to Pardue on account of the amounts referred to in the third recital of this Agreement (and reflecting discounting of future payments) as follows: July 1, 1995, $500,000; July 1, 1996, $279,000; and July 1, 1997, $250,000; provided, however, that the payments due in 1996 and 1997 shall not be made if Pardue breaches any of the provisions of Sections 7, 8 or 9.

                 3. OPTIONS. As of the date of this Agreement, Pardue holds (a) non-qualified options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $23.00
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per share, granted January 22, 1993, and which are scheduled to vest on January
22, 1996, (b) non-qualified options to purchase 35,000 shares of the Company's Common Stock at an exercise price of $31.625 per share, granted April 18, 1994, and which are scheduled to vest on April 18, 1999 (or earlier, if the market price of the Common Stock appreciates above $42.70 per share), (c) non-qualified options to purchase 35,000 shares of the Company's Common Stock at an exercise price of $28.50 per share, granted February 3, 1995, and which are scheduled to vest on February 3, 2000 (or earlier after February 3, 1996, if such market price appreciates above $38.48 per share), and (d) long-term stock options under the Company's Success Sharing Plan to purchase 38,000 shares of the Company's Common Stock and 11,800 shares of Restricted Stock under such Plan, none of which are vested.

                 Notwithstanding the termination of Pardue's employment, the options referred to in clauses (a) and (b) above shall not terminate on such event, but shall continue in full force and effect for the full terms of such options and in accordance with the respective terms and conditions of the related option agreements (including those with respect to vesting); provided, however, that if Pardue breaches any of the provisions of Sections 7, 8 or 9, any of such options which are outstanding at such time shall thereupon automatically terminate without any further action by the Company. The options and restricted stock referred to in clauses (c) and (d) above shall be canceled and shall be of no further force or effect as of the Effective Date.

                 4. MEDICAL AND DENTAL PLAN COVERAGE. On and after the Effective Date and until such time, if any, as Pardue begins full-time employment with another employer which makes available to Pardue medical and dental coverage comparable to that which the Company currently provides to Pardue (but otherwise without time limit other than as provided below), the Company shall make available to Pardue standard family medical and dental coverage for Pardue under, and subject to the terms and conditions of, such group medical and dental insurance plans as the Company makes available generally for its employees from time to time (currently the Jefferson-Pilot medical and dental plans); provided, however, that Pardue shall be responsible for reimbursing to the Company, on demand, all premiums for such coverage (or the equivalent thereof, if such coverage is self-insured by the Company) and for paying an administrative charge equal to 2% of such premiums (or such other like charge as is then standard for the Company). The Company's obligations under this Section 4 shall cease when Pardue reaches age 65, unless the Company's group plan coverage is extended beyond age 65, in which case the Company's obligations shall cease when Pardue reaches the maximum age allowed under such extended coverage. It is agreed that the first 18 months of this arrangement shall fulfill the Company's obligations to Pardue under COBRA. Nothing in this Section 4 shall be construed to require the Company to institute or maintain any or any particular benefit plan, program or policy.

                 5. RETIREMENT PLANS. The Company shall make its matching and Corporate Profit-Sharing contributions to Pardue's accounts in the Company's SensorSave Plan (401-K Plan) and Employee Stock Ownership Plan for the 1995 fiscal year. Pardue shall have such rights with respect to his participation and accounts in the Company's SensorSave Plan (401-K Plan) and Employee Stock Ownership Plan, regarding retention, distribution, rollover and otherwise, as are provided under the terms of such plans.





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                 6.       AUTOMOBILE.  Pardue shall continue to have use of the
Lexus automobile that the Company currently leases and provides to him for his use. The Company shall be responsible for all payments under the lease for such automobile, as well as maintaining required insurance thereon, and Pardue shall be responsible for all related repair, maintenance and fuel costs for such automobile. This arrangement shall terminate at the end of the lease term for such vehicle on February 26, 1996.

                 7. NON-COMPETITION. In consideration of payments and accommodations to be made to Pardue pursuant to Sections 2, 3, 4 and 6, Pardue agrees that, until July 1, 1997 and thereafter so long as any of the options referred to in clauses (a) or (b) of Section 3 remain in effect, he shall not, anywhere in the State of Florida, the United States or elsewhere in the world (or for such lesser area or such lesser period as may be determined by a court of competent jurisdiction to be a reasonable limitation on the competitive activity of Pardue), directly or indirectly:

                 (a) engage in the business of manufacturing, leasing, selling, promoting, marketing, maintaining or servicing anti-shoplifting, theft detection, inventory control, exception monitoring, closed-circuit television, access control or article surveillance devices which are similar to or accomplish results similar to the Company's systems and products;

                 (b)      otherwise engage in competition with the Company;

                 (c) solicit or attempt to solicit business of any customer or prospective customer of the Company to whom proposals have been made, for products or services the same or similar to those offered or provided or under development by the Company;

                 (d) otherwise divert or attempt to divert any business from the Company;

                 (e) solicit or attempt to solicit for any business endeavor any employee of the Company;

                 (f) interfere with any business relationship between the Company and any other party; or

                 (g) render any services as an officer, director, employee, partner, consultant or otherwise to, or have any interest as a stockholder, partner, lender or otherwise in, any person or entity which is engaged in activities which, if performed by Pardue, would violate this Section 7.

The foregoing shall not prevent Pardue from purchasing or owning up to 5% of the voting securities of any corporation, the securities of which are publicly-traded. For the purposes of this Section 7 and of Section 8, references to the Company include its affiliates, including distributors, licensees and franchisees, subsidiaries and joint ventures.





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                 8.       CONFIDENTIALITY.

                 (a) As a result of his employment with the Company, Pardue has become informed of, and has had access to, certain information which the Company regards as valuable and confidential, including, without limitation, patent rights, inventions, technical information, know-how and trade secrets relating to the Company's products and product research and development, as well as business plans, projections and other information relating to the business, affairs, finances and prospects of the Company (together, "Information"). Pardue agrees and acknowledges that the Information, even whether or not it is novel or unique or known to others, is the exclusive, valuable, confidential property of the Company, to be held by Pardue in trust and solely for the Company's benefit. Accordingly, at all times after the date hereof, and in consideration of the payments, option extensions and other accommodations to be made to Pardue pursuant to Sections 2(a), 3, 4 and 6, Pardue agrees that he shall not, except as may be specifically requested or consented to by the Company, use or disclose to any third party any Information. This obligation shall not apply to any Information (i) to the extent that becomes generally known to the public from authorized sources other than Pardue or (ii) which Pardue is required by law to disclose (but only to the extent required to be so disclosed and only after Pardue first timely notifies the Company of any demand or requirement that he make such disclosure, so that the Company shall have a reasonable time to seek a protective order or other appropriate relief).

                 (b) On or before the Effective Date, Pardue shall promptly deliver to the Company all material in his possession or control containing Information (whether or not marked as confidential), including, without limitation, financial statements or projections, drawings, letters, notes, notebooks, reports and customer and suppliers lists, and all copies thereof, other than any such material which the Company specifically agrees he may retain.

                 9. DISCLOSURE AND ASSIGNMENT OF DISCOVERIES. Pardue shall (without any additional compensation) promptly disclose in writing to the Board of Directors of the Company all ideas, formulas, programs, systems, devices, processes, discoveries and inventions (together, "Discoveries") whether or not patentable, which he, (i) in the course of performing services for the Company at any time prior to the Effective Date, conceived, made, developed, acquired or reduced to practice, or (ii) after the Effective Date, through July 1, 1997 and thereafter so long as any of the options referred to in clauses (a) or (b) of Section 3 remain in effect, conceives, makes, develops, acquires or reduces to practice, in either case, whether alone or with others and whether during or after usual working hours, and which are related to the Company's business, or are used or usable by the Company in its business. Pardue hereby transfers and assigns to the Company all right, title and interest in and to any Discoveries, including any and all domestic and foreign patent rights therein and any renewals thereof. On request of the Company, Pardue shall (without any additional compensation), from time to time, execute such further instruments (including, without limitation, applications for letters patent and assignments thereof) and do all such other acts and things as may be deemed necessary or desirable by the Company to protect or enforce its rights in respect of the Discoveries. All expenses of filing or prosecuting any patent applications





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shall be borne by the Company, but Pardue shall cooperate in filing and prosecuting any such applications.

              10. REMEDIES. Because the Company does not have an adequate remedy at law to protect its business from Pardue's unfair competition or to protect its interest in the Information and similar commercial assets, the Company shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in the event of a breach of the provisions of Sections 7, 8 or 9, be available to it. In the event of such a breach, in addition to any other remedies, the Company shall be entitled to receive from Pardue reimbursement for its reasonable attorneys' fees and disbursements incurred in successfully enforcing any such provision.

              11. TERMINATION OF PRIOR AGREEMENTS. On the Effective Date, any agreements between the Company and Pardue relating to his employment or employee benefits, other than this Agreement, shall terminate and be of no further force or effect.

              12. LITIGATION COOPERATION. From time to time, as requested by the Company, Pardue shall make his time and attention reasonably available to, and shall cooperate with, the Company with respect to any aspect of any litigation or governmental proceedings involving the Company regarding periods during which he was an employee of the Company and a reasonable period thereafter. The Company shall reimburse Pardue for any travel, lodging and other expenses he reasonably incurs in this regard, in accordance with the Company's standard reimbursement policies. In addition, the Company shall pay Pardue a per diem fee for such advice and consultation of $1,000 per 8-hour day or portion thereof; provided, however, that during the first three years of this Agreement, such per diem fee shall be payable only to the extent that such services entail more than 10 days per year.

              13. RELEASE. Pardue, in consideration of good and valuable consideration received and to be received from the Company hereunder, the sufficiency of which is acknowledged, releases and discharges the Company, and its officers, directors, shareholders, employees, agents, attorneys and affiliates and its and their respective heirs, personal representatives, successors and assigns (together, the "Company Releasees"), of and from all claims, demands, causes of action, suits, actions, proceedings, judgments, debts, damages, liabilities and obligations, at law, equity or otherwise, including, without limitation: any federal, state, local or administrative Equal Employment Opportunity or other claims arising under the Civil Rights Acts of 1866, 1870 and 1871, the Equal Pay Act of 1963, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, The Civil Rights Act of 1968, the Rehabilitation Act of 1973, the Vietnam-Era Veterans' Readjustment Assistance Act of 1974, the Veteran's Reemployment Rights Act, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Florida Civil Human Rights Act, the Florida Wage Discrimination Law and any applicable federal, state, or local anti-discrimination or equal employment opportunity statues or regulations, including, without limitation, any fair employment or human rights ordinance of any municipality or county in the State of Florida; which Pardue or his heirs, personal representatives, successors and assigns had, have or may hereafter have against the Company Releasees for, on or by





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reason of any matter, cause or thing whatsoever from the beginning of the world to the date hereof; except that, Pardue in no way releases or discharges the Company's obligations under this Agreement. Nothing herein shall be construed as an admission by the Company that Pardue has any claim against it. Pardue and his heirs, personal representatives, successors and assigns, further waive any and all manner of notice, knowledge or discovery of any and all such actual or alleged claims of cause of action.

              14. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes any prior or contemporaneous understandings with respect to its subject matter, and shall not be modified or terminated except by a written instrument executed by the Company and Pardue. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereunder shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party's right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

              15. SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability. In this regard, the Company and Pardue agree that the provisions of Section 7, including, without limitation, the scope of its territorial and time restrictions, are reasonable and necessary to protect and preserve the Company's legitimate interests. If the provisions of Section 7 are held by a court of competent jurisdiction to be in any respect unreasonable, then such court may reduce the territory or time to which it pertains or otherwise modify such provisions to the extent necessary to render such provisions reasonable and enforceable.

              16. SUCCESSORS AND ASSIGNS. Pardue shall have no right to assign this personal Agreement, or any rights or obligations hereunder, without the consent of the Company. On the sale of all or substantially all of the assets of the Company to another party, or on the merger of the Company with another corporation, this Agreement shall inure to the benefit of, and be binding on, both Pardue and the party purchasing such assets or surviving such merger in the same manner and to the same extent as though such other party were the Company. Subject to the foregoing, this Agreement shall inure to the benefit of, be binding on and be enforceable by, the parties and their respective heirs, personal representatives, successors and assigns.

              17. COMMUNICATIONS. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or telecopier number for





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such party set forth below, or to such other address or telecopier number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt.





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If to the Company:                               If to Pardue:

Sensormatic Electronics Corporation              Mr. Michael E. Pardue
500 N. W. 12th Avenue                            1615 Lands End Road
Deerfield Beach, Florida 33432-1795              Manalpan, Florida 33462
Attention: Mr. Ronald G. Assaf                   Telecopier No.: (407) 586-8957
Telecopier No.: (305) 421-5433

              18. CONSTRUCTION; COUNTERPARTS. The headings contained in this Agreement are for convenience only and shall in no way restrict or otherwise affect the construction of the provisions hereof. References in this Agreement to Sections are to the sections of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

              19. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

              20. CONSENT TO JURISDICTION. Each party irrevocably submits to the jurisdiction and venue of the federal and state courts sitting in Broward or Palm Beach Counties, Florida, and waives any and all objections it may have with respect to the jurisdiction of such forums or the inconvenience of such forums or venues, in connection with any action to enforce any provision of this Agreement or any dispute or controversy arising hereunder, and agrees that service may be served on him or it by mail, personal service or such other manner as may be permissible under the rules of the applicable jurisdiction.

                 IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

                                           SENSORMATIC ELECTRONICS CORPORATION


                                        By        /s/ Ronald G. Assaf
                                          -------------------------------------
                                                        Ronald G. Assaf
                                                         President

                                                  /s/ Michael E. Pardue
                                          -------------------------------------
                                                       MICHAEL E. PARDUE





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